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Exhibit 12

                     GTE NORTH INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                  (Unaudited)

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(Dollars in Millions)                                Three Months Ended
                                                       March 31, 1999
                                                    --------------------
Net earnings available for fixed charges:
  Income from continuing operations                 $              130.6
  Add  - Income taxes                                               79.6
       - Fixed charges                                              45.3
                                                    --------------------

Adjusted earnings                                   $              255.5
                                                    ====================

Fixed charges:
  Interest expense                                  $               41.0
  Portion of rent expense representing interest                      4.3
                                                    --------------------
Adjusted fixed charges                              $               45.3
                                                    ====================


RATIO OF EARNINGS TO FIXED CHARGES                                  5.64
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